Filed Pursuant to Rule 424(b)(3)
Registration No. 333-162606

PROSPECTUS

4,000,000 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling shareholders of up to 4,000,000 shares of our common stock, acquired by the selling shareholders as part of our initial public offering.

The selling shareholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers or agents, the selling shareholders will be responsible for paying any underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, at negotiated prices or any combination of the foregoing. We will not receive any proceeds from these resales. We provide more information about how the selling shareholders may sell their common stock in the section titled “Plan of Distribution” on page 12.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “IGTE.” On November 11, 2009, the last reported sales price for our common stock as quoted on the NASDAQ Global Select Market was $9.63 per share.

Investing in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific risk factors in the section entitled “Risk Factors” beginning on page 4, and the section entitled “Risk Factors” beginning on page 3 of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on February 23, 2009, which is incorporated herein by reference in its entirety, and as updated in any future filings made with the Securities and Exchange Commission that are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2009

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. Neither we nor the selling shareholders are making an offer to sell or seeking an offer to buy shares of our common stock under this prospectus or any applicable prospectus supplement in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” beginning on page 3, under “Risk Factors” beginning on page 4 in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, or SEC, on February 23, 2009, which is incorporated by reference herein in its entirety, and as updated in any future filings made with the SEC that are incorporated by reference herein, and the other information and documents incorporated into this prospectus by reference, including our financial statements and related notes. As used in this prospectus, unless otherwise specified or the context requires otherwise, the terms “iGATE,” “we,” “our” and “us” refer to iGATE Corporation and its subsidiaries. Reference to “selling shareholders” refers to the holders listed herein under “Selling Shareholders” beginning on page 11, who may sell shares from time to time as described in this prospectus.

iGATE Corporation

Overview

iGATE Corporation, formerly named iGATE Capital Corporation, through its operating subsidiaries, is an international provider of Information Technology (“IT”) and IT enabled operations offshore outsourcing services to large and medium-sized organizations. These services include client/server design and development, conversion/migration services, offshore outsourcing, enterprise resource planning (“ERP”) package implementation and integration services, software development and applications maintenance outsourcing.

iGATE’s service offerings include Information Technology (“IT”) and IT enabled operations offshore outsourcing solutions and services to large and medium-sized organizations using an offshore/onsite model.

The use of offshore outsourcing for IT and IT enabled operations outsourcing solutions and services has emerged as a global trend in numerous countries and industries. Our clients recognize that offshore outsourcing is an effective way to provide high quality and cost-effective services.

Our principal strategy is to offer offshore-based Integrated Technology and Operations (“iTOPS”) solutions that integrate IT outsourcing and IT enabled operations offshore outsourcing solutions and services in an integrated offering as well as conventional IT and business process outsourcing services to our clients in various industries. Some of our current service offerings are non-IT related and include services as diverse as call centers and mortgage and claims processing. We may continue to expand our IT enabled operations offshore outsourcing service offerings through acquisitions and strategic relationships and internal initiatives.

Our iTOPS offerings include outsourcing solutions focused primarily on insurance, banking, financial services and capital markets industries as well as finance and accounting process outsourcing delivered out of our offshore facilities in India that targets diverse industries.

IT services that we deliver using our offshore centers include software application development and maintenance, implementation and support of enterprise applications, package evaluation and implementation, re-engineering, data warehousing, business intelligence, analytics, data management and integration, software testing and IT infrastructure management services. We believe that we deliver high quality solutions to our clients at a substantial savings by using our global pool of highly talented people.

IT enabled operations offshore outsourcing solutions and services offered include business process outsourcing, transaction processing services and call center services. The call center services are offered to clients in several industries and are not industry specific. The transaction processing services offered are focused on the mortgage banking, financial services, insurance and capital market industries, except for the delivery of finance and accounting functions such as accounts payable which can be performed for clients across all industries.

iGATE has offshore development centers located in Bangalore, Hyderabad, Chennai and Noida in India. iGATE has global development centers located in Australia, Mexico, Canada, Malaysia and the U.S. The centers can deliver both near shore (work performed primarily at the client site) and offshore services, dependent upon customer location and expectations. iGATE operates in India, Canada, the U.S., Europe, Mexico, Singapore, Malaysia, Japan and Australia.

iGATE markets its service offerings to large and medium-sized organizations. Certain contracts are based upon a fixed price with payment based upon deliverables and/or project milestones reached. Certain contracts are time-and-material based where contract payments are based on the number of consultant hours worked on the project. Certain contracts with no stated deliverables have a designated workforce and are based on fixed periodic payments. Some process outsourcing contracts provide pricing per transaction. Customers typically have the right to cancel contracts with minimal notice. Contracts with deliverables or project milestones can provide for certain penalties if the deliverables or project milestones are not met within contract timelines.

Company Information

Our executive offices are located at 6528 Kaiser Drive, Fremont, California, and our telephone number is (510) 896-3015. We maintain an Internet website at www.igate.com. Information contained in or accessible through our website does not constitute part of this prospectus.

THE OFFERING

Securities Offered	The resale from time to time of up to 4,000,000 shares of our common stock by the selling shareholders.

Common Stock Outstanding as of October 20, 2009	54,179,715 shares

Use of Proceeds	We will not receive any of the proceeds from the selling shareholders’ sale of the shares of our common stock covered by this prospectus.

Risk Factors	Investing in shares of our common stock involves a high degree of risk. See the Section below under the heading “Risk Factors,” our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 in Item 1A under “Risk Factors” and as updated in any future filings we make with the SEC that are incorporated by reference herein.

NASDAQ Global Select Market Symbol	IGTE

The selling shareholders may sell the shares of our common stock subject to this prospectus from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling shareholders will act independently in making decisions with respect to the timing, manner and size of each sale. Furthermore, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the risks described below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 in Item 1A under “Risk Factors,” which is incorporated by reference herein, and as updated in any future filings we make with the SEC that are incorporated by reference herein, which we believe are the material risks we face, before purchasing our common stock. If any of such risks actually occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the trading price of our common stock could decline, and you might lose all of your investment. The risks and uncertainties described below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 in Item 1A under “Risk Factors,” and as updated in any future filings we make with the SEC that are incorporated by reference herein, are not the only ones facing us. Additional risks and uncertainties, not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these additional risks and uncertainties occur, the trading price of our common stock could decline, and you might lose all or part of your investment.

Our New Business Strategy is Unproven

In 2008, we significantly reorganized our business to reflect our business strategy to increase the focus on our offshore delivery business and to become a “pure-play” IT/IT enabled operations business. After these changes, iGATE was left with only service offerings that include Information Technology and IT enabled operations, offshore outsourcing solutions and services to large and medium-sized organizations using an offshore/onsite model. In the judgment of the Board of Directors, the Company will provide greater value to its shareholders as a focused IT and IT enabled outsourcing company, but there can be no assurance that the Company will be able to continue to profitably manage the iGS segment as a standalone business. In particular, the Company’s professional services business, which was spun off at the end of the third quarter of 2008, historically provided the Company with substantial free cash flow. We cannot be certain that this standalone strategy will improve our performance, and it is possible that the strategy will detract from our performance.

Difficulties in Providing Expanded Service Options

We have been expanding the nature and scope of our engagements by extending the breadth of the IT / BPO services we offer. The success of some of our newer service offerings, such as operations and business process consulting, IT consulting, business process management, systems integration and infrastructure management, depends in part, upon continued demand for such services by our existing and new clients and our ability to meet this demand in a cost-competitive and effective manner. Our ability to effectively offer a wider breadth of end-to-end business solutions depends on our ability to attract existing or new clients to these service offerings. To obtain engagements for our end-to-end solutions, we are competing with large, well-established international consulting firms as well as other India-based technology services companies, resulting in increased competition and marketing costs. Accordingly, our new service offerings may not effectively meet client needs and we may be unable to attract existing and new clients to these service offerings.

The increased breadth of our service offerings may result in larger and more complex client projects. This will require us to establish closer relationships with our clients and potentially with other technology service providers and vendors, and require a more thorough understanding of our clients’ operations. Our ability to establish these relationships will depend on a number of factors including the proficiency of our technology professionals and our management personnel. Larger projects often involve multiple components, engagements or stages, and a client may choose not to retain us for additional stages or may cancel or delay additional planned engagements. These terminations, cancellations or delays may result from the business or financial condition of our clients or the economy generally, as opposed to factors related to the quality of our services. Cancellations or delays make it difficult to plan for project resource requirements, and resource planning inaccuracies may have a negative impact on our profitability.

Intense Competition in the IT and Offshore Outsourcing Services Industries

The IT and offshore outsourcing services industries are highly competitive and served by numerous global, national, regional and local firms. Primary competitors include participants from a variety of market segments, including the major consulting firms, systems consulting and implementation firms, India based offshore outsourcing services, applications software firms, service groups of computer equipment companies, specialized interest consulting firms, programming companies and temporary staffing firms. Many of these competitors have substantially greater financial, technical and marketing resources and greater name recognition than we have. There are relatively few barriers to entry into our markets and we may face additional competition from new competitors who are more powerful and companies who provide different services. This increase in competition may result in lower prices, higher cost of resources and thus lower profitability.

In addition, there is a risk that clients may elect to increase their internal resources to satisfy their applications solutions needs. Further, the IT services industry is undergoing consolidation, which may result in increasing pressure on margins. These factors may limit our ability to increase prices commensurate with increases in compensation. There can be no assurance that we will compete successfully with existing or new competitors in the IT and offshore outsourcing services markets.

Rapid Technological Change; Dependence on New Solutions

The IT and offshore outsourcing services industries are characterized by rapid technological change, evolving industry standards, changing client preferences and new product introductions. Our success will depend in part on our ability to develop IT solutions that keep pace with industry developments. There can be no assurance that we will be successful in addressing these developments on a timely basis or that, if these developments are addressed, we will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render our services noncompetitive or obsolete. Our failure to address these developments could have a material adverse effect on our business, operating results and financial condition.

A significant number of organizations are attempting to migrate business applications to advanced technologies. As a result, our ability to remain competitive will be dependent on several factors, including our ability to develop, train and hire employees with skills in advanced technologies, breadth and depth of process and technology expertise, service quality, knowledge of industry, marketing and sales capabilities. Our failure to hire, train and retain employees with such skills could have a material adverse impact on our business. Our ability to remain competitive will also be dependent on our ability to design and implement, in a timely and cost-effective manner, effective transition strategies for clients moving to advanced architectures. Our failure to design and implement such transition strategies in a timely and cost-effective manner could have a material adverse effect on our business, operating results and financial condition.

Risk of Preferred Vendor Contracts

We are party to several “preferred vendor” contracts and we are seeking additional similar contracts in order to obtain new or additional business from large or medium-sized clients. Clients enter into these contracts to reduce the number of vendors and obtain better pricing in return for a potential increase in the volume of business to the preferred vendor. While these contracts are expected to generate higher volumes, they generally result in lower margins. Although we attempt to lower costs to maintain margins, there can be no assurance that we will be able to sustain margins on such contracts. In addition, the failure to be designated a preferred vendor, or the loss of such status, may preclude us from providing services to existing or potential clients, except as a subcontractor, which could have a material adverse effect on our business, operating results and financial condition.

Concentration of Revenues

Our revenues are highly dependent on clients primarily located in the United States, as well as clients concentrated in certain industries. Economic slowdowns, changes in U.S. law and other restrictions or factors that affect the economic health of these industries may affect our business. In the nine months ended September 30, 2009, approximately 54% of our revenues were derived from customers located in the United States. We have in the past derived, and may in the future derive, a significant portion of our revenues from a relatively limited number of clients. Our five largest clients represented approximately 70% for the nine months ended September 30, 2009 and 61%, 55% and 50% of revenues for the years ended December 31, 2008, 2007 and 2006, respectively. Consequently, if our top clients reduce or postpone their IT spending significantly, this may lower the demand for our services and negatively affect our revenues and profitability. Further, any significant decrease in the growth of the financial services or other industry segments on which we focus may reduce the demand for our services and negatively affect our revenues and profitability.

Risks Associated with Termination

Most of our projects are terminable by the client without penalty. An unanticipated termination of a major project could result in the loss of substantial anticipated revenues and could require us to maintain or terminate a significant number of unassigned IT professionals, resulting in a higher number of unassigned IT professionals and/or significant termination expenses. The loss of any significant client or project could have a material adverse effect on our business, operating results and financial condition.

Negative Economic Conditions in the United States and Abroad

A majority of our revenues is from clients located in the United States. Due to the current economic downturn, there is decreased economic activity in the United States. The trend of slowdown is also impacting most of the major economies in the world where we have our business. Our business depends on the overall demand for information technology and on the economic health of our clients. As the economic downturn progresses, companies may be forced to reduce their information technology outsourcing budgets. Weak economic conditions and reduced outsourcing budgets may adversely affect demand for our services, thus reducing our revenues.

Risks Related to Inability to Acquire Additional Businesses

We plan to continue to expand our operations gradually through the acquisition of, or investment in, additional businesses and companies in order to seek opportunities to add or enhance the services, to enter into new markets or to strengthen our global presence. We may be unable to identify businesses that complement our strategy for growth. If we do succeed in identifying a company with such a business, we may not be able to proceed to acquire the company, its relevant business or an interest in the company for many reasons, including:

•	a failure to agree on the terms of the acquisition or investment;

•	incompatibility between the Company and the management of the company which we wish to acquire or invest;

•	competition from other potential acquirers;

•	a lack of capital to make the acquisition or investment; and

•	the unwillingness of the company to partner with us.

If we are unable to continue acquiring and investing in attractive businesses, our strategy for growth may not succeed.

Risks Related to Acquisitions

There can be no assurance that we will be able to profitably manage additional businesses or successfully integrate any acquired businesses without substantial expenses, delays or other operational or financial problems.

Further, acquisitions may involve a number of special risks, including diversion of management’s attention, failure to retain key acquired personnel, unanticipated events or circumstances and legal liabilities and amortization of acquired intangible assets, risk that business we acquire may lose customers, some or all of which could have a material adverse effect on our business, operating results and financial condition.

Client satisfaction or performance problems at a single acquired firm could have a material adverse impact on our reputation as a whole. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenues and earnings. Our failure to manage our acquisition strategy successfully could have a material adverse effect on our business, operating results and financial condition.

Potential U.S Regulation of Offshore Outsourcing

Some U.S. states have enacted legislation restricting government agencies from outsourcing their back office processes and Information Technology solutions work to companies outside the United States. It is also possible that U.S. private sector companies that work with these states may be restricted from outsourcing their work related to government contracts. We currently do not have significant contracts with U.S. federal or state government entities; however, there can be no assurance that these restrictions will not extend to private companies, such as our clients. Any changes to existing laws or the enactment of new legislation restricting offshore outsourcing may adversely impact our ability to do business in the United States, particularly if these changes are widespread.

Variability of Quarterly Operating Results

The revenues and operating results are subject to significant variations from quarter to quarter depending on a number of factors, including the timing and number of client projects commenced and completed during the quarter, the number of working days in a quarter, employee hiring, attrition and utilization rates and the mix of time-and-material projects versus proportional performance and maintenance projects during the quarter. We recognize revenues on time-and-material projects as the services are performed, while revenues on proportional performance projects are recognized using the proportional performance method. Certain contracts with no stated deliverables, with a designated workforce assigned, recognize revenues on a straight-line basis over the life of the contract. Although proportional performance projects have not contributed significantly to revenues and profitability to date, operating results may be adversely affected in the future by cost overruns on proportional performance projects. Because a high percentage of the expenses are relatively fixed, variations in revenues may cause significant variations in operating results. Additionally, periodically our cost increases due to both the hiring of new employees and strategic investments in infrastructure in anticipation of future opportunities for revenue growth.

Risks of International Operations

We have international operations in twelve countries. Our international IT and IT enabled outsourcing development depend greatly upon business immigration and technology transfer laws in those countries, and upon the continued development of technology infrastructure. There can be no assurance that our international operations will be profitable or support our growth strategy. The risks inherent in our international business activities include:

•	unexpected changes in regulatory environments or failure to adhere to regulations that govern our client’s businesses;

•	foreign currency fluctuations;

•	tariffs and other trade barriers;

•	difficulties in managing international operations; and

•	the burden of complying with a wide variety of foreign laws and regulations.

Our failure to manage growth, attract and retain personnel, manage major development efforts, profitably deliver services, or a significant interruption of our ability to transmit data via satellite, could have a material adverse impact on our ability to successfully maintain and develop our international operations and could have a material adverse effect on our business, operating results and financial condition.

Market Price of our Shares may Continue to be Volatile

The market price of our shares may continue to be unstable or unpredictable due to market conditions and other factors some of which are beyond our control. Factors affecting market price of our shares are:

•	Fluctuations in our quarterly or annual operating results;

•	Loss of one or more significant clients;

•	Loss of one or more key management personnel;

•	Natural disasters or any other events effecting the countries where we or our clients have operations; and

•	Changes in financial estimates by securities research analysts.

Concentration of Ownership in Founders

Sunil Wadhwani and Ashok Trivedi, the co-founders of iGATE and the selling shareholders, own approximately 57% of our outstanding common stock as of September 30, 2009. Accordingly, Messrs. Wadhwani and Trivedi together have sufficient voting power to elect all the members of the Board of Directors and to effect transactions without the approval of our other public shareholders, except for those limited transactions that require a supermajority vote under our bylaws or articles of incorporation. The interests of Messrs. Wadhwani and Trivedi may from time to time diverge from our interests. Our Audit Committee consists of independent directors and addresses certain potential conflicts of interest and related party transactions that may arise between us and our directors, officers or our other affiliates. However, there can be no assurance that any conflicts of interest will be resolved in our favor.

Impairment Analysis May Lead to Recognition of Losses

The carrying amount of the goodwill on our balance sheet was $29.5 million as of September 30, 2009. We periodically assess the potential impairment of our long-lived assets, such as goodwill, as appropriate. If, as a result of such an assessment, we were to determine that the carrying amount of this goodwill was not recoverable, we would reduce the carrying amount in the period in which the determination was made. Any reduction would result in the recognition of a one-time impairment loss, which would have an adverse effect on our financial results in the period in which the loss was recognized.

Risks Associated with Intellectual Property Rights

Our success depends in part upon certain methodologies and tools we use in designing, developing and implementing applications systems and other proprietary intellectual property rights. We rely upon a combination of nondisclosure and other contractual arrangements and trade secrets, copyright and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. We enter into confidentiality agreements with our employees and limit distribution of proprietary information. There can be no assurance that the steps we take in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

Although we believe that our services do not infringe on the intellectual property rights of others and that we have all rights necessary to utilize the intellectual property employed in our business, we are subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any claims, whether or not meritorious, could:

•	be expensive and time-consuming to defend;

•	cause significant installation delays;

•	divert management’s attention and resources; and/or

•	require us to enter into royalty or licensing arrangements, which may not be available on acceptable terms, or may not be available at all.

A successful claim of product infringement against us or our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, financial condition and results of operations.

Fixed-Price Projects

We undertake certain projects billed on a fixed-price basis. We recognize revenue from these contracts on a proportional performance basis, which is different from our principal method of billing, the time-and-material basis. Failure to accurately estimate the resources or time required to complete a fixed price project or to maintain the required quality levels or any unexpected increase in cost due to increase in employee cost, office space cost, technology cost or failure to complete such projects within budget would expose us to risks associated with cost overruns. This could have a material adverse effect on our business, operating results and financial condition.

Recruitment and Retention of IT Professionals

Our industry relies on large numbers of skilled IT employees, and our success depends upon our ability to attract, develop, motivate and retain a sufficient number of skilled IT professionals and project managers who possess the technical skills and experience necessary to deliver our services. Qualified IT professionals are in demand worldwide and are likely to remain a limited resource for the foreseeable future. There can be no assurance that qualified IT professionals will be available to us in sufficient numbers, or that we will be successful in retaining current or future employees. Failure to attract or retain qualified IT professionals in sufficient numbers may have a material adverse effect on our business, operating results and financial condition. Historically, we have done much of our recruiting outside of the countries where the client work is performed. Accordingly, any perception among our IT professionals, whether or not well founded, that our ability to assist them in obtaining temporary work visas and permanent residency status has been diminished, could lead to significant employee attrition.

Exposure to Regulatory and General Economic Conditions in India

Our subsidiary iGATE Global Solutions (“iGS”) utilizes offshore software development centers based in Bangalore, Chennai, Hyderabad, and Noida, India. iGS also operates recruiting and training centers in India. The Indian government exerts significant influence over its economy. In the recent past, the Indian government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in certain sectors of the economy, including the technology industry. Certain of these benefits that directly affect us include, among others, tax holidays (temporary exemptions from taxation on operating income), liberalized import and export duties and preferential rules on foreign investment and repatriation. To be eligible for certain of these tax benefits, we must continue to meet certain conditions. A failure to meet such conditions in the future could result in the cancellation of the benefits. There can be no assurance that such tax benefits will be continued in the future and also it is not clear whether new tax policies will provide equivalent benefits and incentives. Any new tax legislation and the results of actions by taxing authorities may have adverse effect on our operations and our overall tax rate.

Increase in Wages of our Employees

Salaries and other related benefits constitute a major portion of our total cost. Most of our employees are based in India and our wage costs in India have historically been significantly lower than wage costs in the United States and Europe for comparably skilled professionals, and this has been one of our competitive advantages.

However, wage increases in India or other countries where we have our operations may prevent us from sustaining this competitive advantage and may negatively affect our profit margins. We may need to increase the levels of our employee compensation more rapidly than in the past to retain talent. Unless we are able to continue to increase the efficiency and productivity of our employees, wage increases in the long term may reduce our profit margins.

Dependence on Senior Leadership Team

Our success is highly dependent on the efforts and abilities of our Chief Executive Officer, Phaneesh Murthy and senior management team. These personnel possess business and technical capabilities that are difficult to replace. Although each executive has entered into employment agreements containing non-competition, non-disclosure and non-solicitation covenants, these contracts do not guarantee that they will continue their employment with us or that such covenants will be enforceable. If we lose service of any of the key executives, we may not be able to effectively manage our current operations and meet our ongoing and future business challenges and this may have material adverse effect on our business, operating results and financial condition.

Potential Liability to Clients

Many of our engagements involve projects that are critical to the operations of our clients’ businesses and provide benefits that may be difficult to quantify. Although we attempt to contractually limit our liability for damages arising from errors, mistakes, omissions or negligent acts in rendering our services, there can be no assurance that our attempts to limit liability will be successful. Our failure or inability to meet a client’s expectations in the performance of our services could result in a material adverse change to the client’s operations and therefore could give rise to claims against us or damage our reputation, adversely affecting our business, operating results and financial condition.

We may also be liable to our clients for damages caused by disclosure of confidential information of the client. We are often required to collect and store sensitive and confidential data of the client to perform the services under the contract. If any of our current or former employees misappropriates client’s sensitive or confidential data or if we do not adapt to latest changes in the data protection legislation, we could be subject to significant liability to our clients.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus, in our Annual

Report on Form 10-K for fiscal year ended December 31, 2008 in Item 1A under “Risk Factors” and the risks detailed from time to time in our future SEC reports. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will receive no proceeds from the resale of the shares of common stock by or for the account of the selling shareholders.

SELLING SHAREHOLDERS

The shares of common stock being offered by the selling shareholders are those which have been held by the selling shareholders since the company’s initial public offering, with the exception of 421,053 shares purchased from the Company on October 21, 2000 by Mr. Wadhwani at the average trading price of the Company’s common stock for the ten days prior to the purchase and 421,053 shares purchased from the Company on October 21, 2000 by Mr. Trivedi at the average trading price of the Company’s common stock for the ten days prior to the purchase.

The selling shareholders each currently serve as Co-Chairmen of the Board of Directors and have material relationships with us, as described in the footnotes to the table below. Prior to April 1, 2008, Messrs. Wadhwani and Trivedi served as the Company’s Chief Executive Officer and President, respectively. Messrs. Wadhwani and Trivedi also serve as Co-Chairmen of the Board of Directors of Mastech Holdings, Inc., an affiliated company that we spun off into a separate public company at the end of the third quarter of 2008. We do not know how long the selling shareholders will hold the shares before selling them and we currently have no agreement, arrangements or understandings with any of the selling shareholders regarding the sale of any of these shares. Unless otherwise indicated, the address of the individuals and entities listed below is c/o iGATE Corporation, 6528 Kaiser Drive, Fremont, California, 94555.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder as of October 21, 2009.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Sunil Wadhwani (1)	14,781,053	(2)	1,600,000	13,181,053	24.32%

Wadhwani Partners No. 2 LP (3)	520,000		400,000	120,000	Less than 1%
Ashok Trivedi (1)	13,168,553		1,700,000	11,468,553	21.17%

The Trivedi Family Qualified Subchapter S Trust (4)	2,132,500		300,000	1,832,500	3.38%

(1)	We have been advised that this selling shareholder is not a broker-dealer or an affiliate of a broker-dealer.
(2)	Includes 1,820,000 shares held in a trust in which Mr. Wadhani is co-trustee and has sole investment power and no voting power over such shares.
(3)	Mr. Wadhwani is a co-trustee with sole investment power and no voting power over such shares.
(4)	Mr. Trivedi is a co-trustee with sole investment power and no voting power over such shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear half of all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay half of expenses of the registration of the shares of common stock, estimated to be $70,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus will be passed upon for us by Reed Smith LLP.

EXPERTS

Ernst & Young, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young’s reports, given on their authority as experts in accounting and auditing.

The financial statements and schedule as of December 31, 2007 and for each of the two years in the period ended December 31, 2007 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available at the SEC’s website at www.sec.gov. We maintain a website at www.igate.com. Information contained in or accessible through our website does not constitute part of this prospectus and you should not rely on that information in deciding whether to invest in our common stock, unless that information is also in or incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into our registration statement on Form S-3 of which this prospectus is a part, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

We incorporate by reference into this registration statement and prospectus the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on February 23, 2009;

•

our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2009 filed with the SEC on April 30, 2009, for the fiscal quarter ended June 30, 2009 filed with the SEC on July 29, 2009, and for the fiscal quarter ended September 30, 2009 filed with the SEC on October 29, 2009;

•	our Current Reports on Form 8-K filed with the SEC on January 26, 2009, June 24, 2009, July 8, 2009, July 17, 2009, and August 31, 2009; and

•	the description of our common stock contained in our registration statement filed under Section 12 of the Exchange Act filed November 20, 1997.

You may obtain a copy of these filings at no cost, by writing or by telephoning us at the following address or telephone number:

Mukund Srinath, General Counsel and Secretary

iGATE Corporation

6528 Kaiser Drive

Fremont, CA 94555

(510) 896-3015

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced, will not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.